UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 11, 2006

THE GREENBRIER COMPANIES, INC.
(Exact name of registrant as specified in its charter)
Commission File No. 1-13146

Oregon	93-0816972
(State of Incorporation)	(I.R.S. Employer Identification No.)
One Centerpointe Drive, Suite 200, Lake Oswego, OR 97035
(Address of principal executive offices)                      (Zip Code)
(503) 684-7000
(Registrant’s telephone number, including area code)
Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On May 11, 2006, we entered into an amendment to the employment agreement with Mr. Furman, our President and Chief Executive Officer. The amendment provides that Mr. Furman may at any time exercise his one-time right to require the Company to file with the Securities and Exchange Commission (the “Commission”) a registration statement under the Securities Act of 1933, as amended (the “Act”) to register not less than 500,000 shares of the Company’s common stock owned by him and his right to require the Company to include any of shares of the Company’s common stock owned by him in any registration statement the Company proposes to file with the Commission under the Act, other than one on Form S-8. In addition, the Compensation Committee of the Board of Directors has increased Mr. Furman’s base salary to $625,000 per year.
     The above description of the terms of the amendment to the employment agreement is qualified in its entirety by the actual language of the Amendment to Employment Agreement (the “Amendment”), a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K (this “Report”). The above description shall not be construed as an admission of materiality of the Amendment or any provision thereof.
     On May 11, 2006, the Company also entered into an Employment Agreement with Robin Bisson, Senior Vice President of the Company responsible for the Company’s North American Commercial Operations. The employment agreement provides that we will pay Mr. Bisson a base salary of $250,000 per year, as adjusted annually by the Chief Executive Officer. In addition, Mr. Bisson may receive an annual target bonus equal to 50% of his base compensation, subject to performance criteria to be established. The Company will also obtain and/or keep in force life insurance coverage for Mr. Bisson in the face amount of not less than $1,250,000, for as long as he is employed by the Company.
     The employment agreement with Mr. Bisson contains a two-year term of employment. The agreement provides for automatic one year renewal periods. In the event that the employment agreement is terminated by the Company without cause, including non-renewal of the employment agreement by the Company, Mr. Bisson will be entitled to a lump sum severance payment in an amount equal to the sum of two times his base salary and the average of his two most recent annual bonuses (his “Average Bonus”), plus a pro-rated bonus for the year of termination; two years’ continuation of all employee benefits subject to the employment agreement (with certain exceptions); and full vesting of any options or restricted stock grants previously awarded.
     In the event Mr. Bisson’s employment is terminated by the Company without cause or by Mr. Bisson for “good reason” (as defined in the agreement) within two years following a change in control of the Company or prior to and in anticipation of the change of control at the insistence or request of the other party in the change of control transaction, Mr. Bisson will be entitled to the same benefits described above, except that he will be entitled to a lump sum payment in an amount equal to three times the amount of the sum of his base salary and Average Bonus.
     The employment agreement contains a one-year non-compete covenant, limiting Mr. Bisson from engaging in activities with any business in competition with the Company for a period of one year following his voluntary termination of employment.

      The above description of the terms of the employment agreement is qualified in its entirety by the actual language of the Employment Agreement, a copy of which is attached as Exhibit 10.2 to this Report. The above description shall not be construed as an admission of materiality of the Employment Agreement or any provision thereof.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits:
10.1 Amendment to Employment Agreement between the Company and Mr. William A. Furman dated May 11, 2006.
10.2 Employment Agreement between the Company and Robin Bisson dated as of May 11, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE GREENBRIER COMPANIES, INC.

Date: May 12, 2006	By:	/s/ Joseph K. Wilsted Joseph K. Wilsted
Senior Vice President and
Chief Financial Officer
(Principal Financial and Accounting Officer)

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